                                                Filed Pursuant to Rule 424(b)(1)
                                                     Registration No. 333-102630

          Prospectus Supplement to Prospectus dated February 24, 2003.

                                9,731,834 Shares

                              (GRANT PRIDECO LOGO)
                                  Common Stock
                             ----------------------
     Schlumberger Technology Corporation is offering 9,731,834 shares of our common stock. We will not receive any of the proceeds from the sale of shares in the offering.

     Our common stock trades on the New York Stock Exchange under the symbol "GRP." The last sale price of the common stock as reported on the New York Stock Exchange on April 3, 2003 was $12.15 per share.

     See "Risk Factors" beginning on page 5 of the prospectus that accompanies this prospectus supplement to read about certain factors you should consider before buying shares of the common stock.

                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------
     Goldman, Sachs & Co. has agreed to purchase the shares from the Selling Stockholder at a price of $10.85 per share, which will result in $105,590,398.90 of proceeds, before expenses, to the Selling Stockholder.

     Goldman, Sachs & Co. may offer the shares in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

                             ----------------------
     Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on April 9, 2003.
                              GOLDMAN, SACHS & CO.
                             ----------------------
                   Prospectus Supplement dated April 4, 2003.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus dated February 24, 2003. This summary does not contain all of the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus, as well as the information incorporated by reference, before making an investment decision. See "Forward-Looking Statements" in the accompanying prospectus for information relating to statements contained in this prospectus supplement and in the prospectus that are not historical facts.

     When we use the terms "Grant Prideco," the "firm," "we," "us" and "our," we mean Grant Prideco Inc., a Delaware corporation, and its consolidated subsidiaries as a whole or on a division basis, depending on the context in which the statements are made.

                                  THE OFFERING

Common Stock offered by the
selling Stockholder...........   9,731,834 shares

Common Stock outstanding
before and after this
offering......................   121,357,838 shares

Use of Proceeds...............   We will not receive any of the proceeds from
                                 the sale of shares by the Selling Stockholder.

Risk Factors..................   See "Risk Factors" and other information
                                 included in the prospectus that accompanies this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of common stock.

New York Stock Exchange
Symbol........................   GRP

     All of the shares of common stock in this offering are being sold by the Selling Stockholder, to which we issued an aggregate of 9,731,834 shares of common stock in connection with an acquisition.

     Information regarding the number of shares of common stock outstanding is as of March 20, 2003.

     As of March 20, 2003, the Selling Stockholder held approximately 8% of our outstanding common stock. After giving effect to this offering, the Selling Stockholder will own no shares of our common stock.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock covered by this prospectus supplement.

                        PRICE RANGE OF OUR COMMON STOCK

     Our common stock has a par value of $0.01 per share and is listed and traded on the New York Stock Exchange (NYSE) under the symbol "GRP." Our common stock began "regular way" trading on the NYSE on April 17, 2000 (the business day immediately following our spinoff from Weatherford).

     The following table sets forth for the periods indicated the high and low sales prices of our common stock as reported on the NYSE.

                                                                HIGH       LOW
                                                               -------   -------
2001
  First Quarter.............................................   $ 22.94   $ 15.80
  Second Quarter............................................     24.20     15.10
  Third Quarter.............................................     17.59      5.25
  Fourth Quarter                                                 11.50      5.30
2002
  First Quarter.............................................     14.20      8.30
  Second Quarter............................................     16.94     12.95
  Third Quarter.............................................     14.25      8.28
  Fourth Quarter............................................     12.33      8.14
2003
  First Quarter.............................................     12.81      9.77
  Second Quarter through April 3, 2003......................     13.00     11.93

                                DIVIDEND POLICY

     We have not paid cash dividends on our common stock since becoming a public company. We currently intend to retain any earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future. In addition, our credit facility and indentures governing our 9 5/8% Senior Notes Due 2007 and our 9% Senior Notes due 2009 contain restrictions on our ability to pay dividends.

                              SELLING STOCKHOLDER

     As of April 3, 2003, the Selling Stockholder owned 9,731,834 shares of common stock, or approximately 8% of our outstanding common stock. After giving effect to this offering, the Selling Stockholder will own no shares of our common stock.

                                  UNDERWRITING

     We, the Selling Stockholder and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions Goldman, Sachs & Co. has agreed to purchase all of the shares.

     Goldman, Sachs & Co. is committed to take and pay for all of the shares being offered, if any are taken.

     Goldman, Sachs & Co. proposes to offer the shares of common stock from time to time for sale in one or more transactions, which may involve block transactions, on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Goldman, Sachs & Co. may be deemed to have received compensation in the form of underwriting discounts. Goldman, Sachs & Co. may effect such transactions by selling shares of the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

     Grant Prideco has agreed with Goldman, Sachs & Co. not to offer, sell, contract to sell or otherwise dispose of any Grant Prideco common stock or securities substantially similar to their common stock, including but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive, Grant Prideco common stock or any substantially similar securities during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee stock option plans or issuances of our common stock in connection with acquisitions.

     In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. must close out any short position by purchasing shares in the open market. A short position is more likely to be created if Goldman, Sachs & Co. is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

     Purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Grant Prideco and the Selling Stockholder, to the extent permitted under law, have agreed to indemnify Goldman, Sachs & Co. against certain liabilities under the Securities Act of 1933.

     Goldman, Sachs & Co. or its affiliates have provided, and may in the future provide, various investment banking and other advisory services to Grant Prideco and the Selling Stockholder, for which they have received, and may in the future receive, customary compensation.

     Goldman, Sachs & Co. has agreed to reimburse Grant Prideco for certain expenses in connection with this offering.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock will be passed upon for us by Philip Choyce, our Vice President and General Counsel. Mr. Choyce owns options to purchase 244,707 shares of our common stock. Certain legal matters with respect to this Offering will be passed upon for Goldman, Sachs & Co. by Cahill Gordon & Reindel.

PROSPECTUS

                              GRANT PRIDECO, INC.
                         9,731,834 SHARES COMMON STOCK

     Grant Prideco previously issued an aggregate 9,731,834 shares of common stock to the Selling Stockholder named herein (see "Plan of Distribution and Selling Stockholder") in connection with an acquisition. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholder. Our common stock is traded on the New York Stock Exchange under the symbol GRP. On February 21, 2003, the last reported sales price per share of our common stock was $11.92.

     The Selling Stockholder may sell these shares from time to time on the New York Stock Exchange or otherwise. It may sell the shares at prevailing market prices or at prices negotiated with buyers. The Selling Stockholder will be responsible for its legal fees and for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all of the other offering expenses.

     Our principal executive offices are located at 1330 Post Oak Boulevard, Suite 2700, Houston, Texas 77056. Our telephone number is (832) 681-8000.

     You should carefully consider the risk factors beginning on Page 5 of this Prospectus before deciding to make an investment in our common stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

FEBRUARY 24, 2003

     You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The Selling Stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. In this prospectus, when we refer to Grant Prideco and use phrases such as "we" and "us", we are generally referring to Grant Prideco, Inc. and its subsidiaries as a whole or a division basis depending on the context in which the statements are made.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................     i
FORWARD-LOOKING STATEMENTS..................................    ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    ii
SUMMARY.....................................................     1
USE OF PROCEEDS.............................................     4
RISK FACTORS................................................     5
DESCRIPTION OF COMMON STOCK.................................    12
  Common Stock..............................................    12
     Voting Rights..........................................    12
     Dividend Rights........................................    12
     Liquidation Rights and Other Provisions................    12
     Transfer Agent And Registrar...........................    12
  Preferred Stock...........................................    12
  No Preemptive Rights......................................    13
  Business Combinations with Interested Stockholders........    13
  Nomination Of Directors...................................    13
PLAN OF DISTRIBUTION AND SELLING STOCKHOLDER................    14
LEGAL MATTERS...............................................    16
EXPERTS.....................................................    16

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the documents we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C. and Chicago, Illinois. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, documents filed by Grant Prideco can be inspected at the offices of the New York Stock Exchange, Inc., New York, New York.

     We have filed with the SEC a registration statement on Form S-3 covering the shares of common stock offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the common stock being offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

                           FORWARD-LOOKING STATEMENTS

     In this prospectus, and in particular the documents incorporated by reference into this prospectus, we make forward-looking statements. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. In particular, you should read the section entitled "Risk Factors" beginning on page 5 of this prospectus as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements and Exposures" included in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q or our Annual Reports on Form 10-K that we may file from time to time after the date of this Prospectus, which are incorporated by reference into this Prospectus and outline many of our assumptions upon which our forward-looking statements are based and the risks associated with such assumptions and statements.

     Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in our forward-looking statements. We urge you to carefully consider those factors.

     Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

     For purposes of this prospectus, "inventory turns" is defined as the cost of sales for the prior twelve months divided by the end of period inventory and "accounts receivable days" is defined as the end of period accounts receivable divided by revenue for the prior twelve months multiplied by 365 days.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC in the future will automatically update and supersede this information. We incorporate by reference our:

     - Annual Report on Form 10-K for the year ended December 31, 2001;

     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

     - Quarterly Report on Form 10-Q for the quarterly period ended June 30,
       2002;

     - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002;

     - Current Report on Form 8-K dated May 2, 2002;

     - Current Report on Form 8-K dated June 24, 2002;

     - Current Report on Form 8-K dated October 28, 2002;

     - Current Report on Form 8-K dated November 13, 2002 (including the information contained in Item 9 thereto);

     - Current Report on Form 8-K dated January 3, 2003, as amended as of January 21, 2003;

     - Current Report on Form 8-K dated February 6, 2003; and

     - any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Philip A. Choyce, Vice President and General Counsel, Grant Prideco Inc., 1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056; telephone number: (832) 681-8604.

                                    SUMMARY

     This summary highlights some basic information from this prospectus to help you understand our business and the sale of common stock by the Selling Stockholder. You should read this prospectus carefully to understand fully the terms of the offering and the other considerations that may be important to you. You should also read the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2001.

                                  OUR COMPANY

     We are the world's largest manufacturer and supplier of oilfield drill pipe and other drill stem products and one of the leading North American providers of high-performance premium connections and tubular products. Our drill stem products are used to drill oil and gas wells while our premium connections and tubular products are primarily used in drilling and completing oil and gas wells. Our strong market positions, particularly in the high-end, technology-based end of these products, have allowed us to provide innovative solutions to the drilling and production challenges of our customers in some of the world's harshest environments and most complex well conditions. We also provide a variety of products and services to the growing worldwide offshore and deepwater market through our marine products and services segment. These products are used for subsea construction, installation, and production of oil and gas wells.

     Historically, we have operated through three primary business segments: (1) drilling products and services, (2) premium connections and tubular products and
(3) marine products and services. We also are involved in joint ventures to develop and commercialize intelligent drill pipe and composite motors and pumps. Our customers include drilling contractors, North American oil country tubular goods (OCTG) distributors, major, independent and state-owned oil companies, and oilfield service companies. We currently operate 25 manufacturing facilities located in the U.S., Mexico, Canada, Europe and Asia, and 30 sales, service and repair locations globally. For the nine months ended September 30, 2002, we had consolidated revenues and earnings before interest, taxes, depreciation and amortization of approximately $483 million and $71 million, respectively.

                            REEDHYCALOG ACQUISITION

     On December 20, 2002, we completed our purchase of the ReedHycalog drill bits business from Schlumberger Technology Corporation ("Schlumberger") and its affiliates for approximately $350 million, consisting of approximately $255 million in cash (subject to adjustment), approximately $90 million in Grant Prideco common stock and approximately $5 million of assumed non-current liabilities. ReedHycalog is a leading designer, manufacturer and distributor of fixed-cutter and roller-cone drill bits to the global oil and gas industry, and is one of four major competitors who, combined, hold approximately 90% of the worldwide drill bit market. ReedHycalog has been designing, manufacturing and distributing drill bits for over 80 years. The ReedHycalog business earned combined revenues and earnings before interest, taxes, depreciation and amortization of approximately $159 million and $39 million, respectively, in the nine months ended September 30, 2002.

     We believe that ReedHycalog provides us with a number of strategic, financial and operational benefits. ReedHycalog is a particularly attractive addition to our previously existing business for the following reasons:

     - Logical product line extension with strong strategic and industrial fit -- Numerous similarities exist between the operational, metallurgical and technical challenges facing the research, development, design and manufacture of drill pipe and drill bits. We believe logical synergies exist that will allow us to assimilate ReedHycalog's manufacturing and sales operations into our company and to expand the technological and operational capabilities of the combined product lines.

     - Critical product line with an existing customer base -- While the investment in drill bit products and services represents a relatively insignificant portion of the total exploration and development costs of drilling a well, the selection of the appropriate drill bits can have a significant impact on the speed, and thus the overall cost, of a drilling project. The ReedHycalog acquisition further expands our ability to provide the industry with high-quality, technologically advanced, brand name products that reduce overall drilling costs. We believe the relatively low cost and high value impact of drill bit products and services will continue to increase in importance as drilling programs continue to migrate towards more expensive and complex wells in increasingly harsh environments.

     - Diversified customer base and strong international market presence -- ReedHycalog markets and sells drill bits in virtually every major oil and gas producing region in the world through an integrated manufacturing and sales network. ReedHycalog's strong sales force and distribution network directly support a diversified customer base, with no single customer representing more than 3% of total 2001 revenue. We believe this strong international presence, combined with ReedHycalog's established market presence and excellent reputation for superior products, will provide an expanded platform for future growth of our products, especially in international locations.

     - Financial strength and diversification of earnings and cash flow -- We believe the ReedHycalog acquisition will improve the stability of our earnings and cash flow while allowing us to realize overall growth in revenues, earnings and cash flow. ReedHycalog has a history of strong profitability and cash flow during both strong and weak market conditions, which we believe will provide us with additional cash flow and improved margins throughout the market cycle. ReedHycalog's revenues and profitability generally follow fluctuations in worldwide rig counts, complementing our drilling products and services revenues and profitability that have historically lagged changes in rig counts by three to six months. In addition, ReedHycalog's exposure to international markets should reduce our relative dependence upon domestic markets, which historically have been less stable than international markets. During the nine months ended September 30, 2002, approximately 69% of ReedHycalog's consolidated revenues were generated from international sales and approximately 31% were from domestic sales.

     Schlumberger has agreed to provide transition services for a period of up to twelve months after the closing of the ReedHycalog acquisition. In addition, we have retained the former president and the former chief financial officer of ReedHycalog, who have over 25 years and 12 years of experience with ReedHycalog, respectively, to assist us in successfully transitioning and operating this new division. We believe that a strong management team with significant familiarity with ReedHycalog's business, assets and personnel will help streamline this process and provide us with significant ongoing benefits.

                               INDUSTRY OVERVIEW

     Our business is materially dependent on the level of drilling activity worldwide, which depends on the level of capital spending by major, independent and state-owned exploration and production companies. This capital spending is driven by current prices for oil and gas and the perceived stability and sustainability of those prices. Our drilling products segment's revenues and ReedHycalog's revenues most closely track worldwide rig counts while our premium connections business is dependent on the U.S. rig count, particularly the natural gas rig count. Our marine products and services are primarily dependent on domestic and international offshore rig counts, particularly in the U.S. Gulf of Mexico.

     We believe there are major trends within our industry that will positively affect ongoing demand for our products and services, as well as those of ReedHycalog. In particular, the increasing prevalence of drilling natural gas wells in North America and offshore wells worldwide, as well as trends towards deeper and more complex wells, will increase demand for our more profitable high-end, technology-based products. In addition, depletion rates for natural gas wells in the U.S. have significantly increased over the past ten years, which indicates that more wells will need to be drilled to keep production levels constant. We also believe that our customers' current drill pipe inventories are significantly lower than prior periods of low demand, which will positively affect our operations as market conditions improve.

                               BUSINESS STRATEGY

     Our business strategy is to achieve industry leadership in innovative drilling and completion technologies. Key elements in implementing our business strategy include:

     - Continuing to develop new and technologically advanced products that increase profitability and expand product offerings -- During the past three years, we have successfully introduced new technologically advanced products to the industry that have increased our profitability through the market cycle and our ability to provide our customers with products and solutions that enhance efficiencies and reduce costs. Examples of our successes include our eXtreme(TM) product line, our development with Enventure Global Technology, L.L.C., a joint venture between Shell Technology Ventures Inc. and Halliburton Energy Services, of the world's first connection for expandable tubulars and our development of proprietary landing strings. Similarly, ReedHycalog recently launched its TreX(SM) product line and other drill bit technology. We currently are investing in, and actively pursuing, additional high value-added technologies through internal development or joint ventures with industry partners. These technologies include the development and planned commercialization of the first intelligent drill pipe system for real time, high speed, data transmission along the drill string, commercialization of a multi-faceted premium connection and the development and commercialization of state-of-the-art composite motors and pumps.

     - Expanding the geographic scope of our product offerings -- During 2001, we obtained a controlling interest in our Chinese drill pipe manufacturing affiliate and entered into a joint venture with a Chinese tubular mill to manufacture unfinished drill pipe in China. We believe these investments have secured us the leading drill pipe market share in the growing Chinese market. We also believe that our significant presence in China will provide us with an avenue through which we can enhance ReedHycalog's Chinese market share.

     - Continuing our focus on improving internal processes and operations -- In order to enhance our profitability, improve our free cash flow and further position us to take advantage of market opportunities, we implemented an operational reorganization plan during the first quarter of 2001 that we are continuing to focus on. Key elements of this plan and our ongoing efforts include the following:

           - Manufacturing philosophy and objectives -- We shifted from a manufacturing philosophy focused principally on maximizing plant utilization to one focused on producing primarily for order fulfillment that minimizes costs and working capital requirements. As a result of these efforts and initiatives to improve working capital policies, procedures and controls, we increased our total inventory turns from 1.3 turns for the nine months ended September 30, 1999 to 2.2 turns for the nine months ended September 30, 2002. Likewise, we decreased average accounts receivable days outstanding from 101 days for the nine months ended September 30, 1999 to 70 days for the nine months ended September 30, 2002.

           - Capital improvements and reduced overhead -- We implemented a capital improvement plan with the objective of reducing costs and improving operating efficiencies. We currently are in the final stages of installing state-of-the-art automated pipe handling equipment in our Navasota, Texas facility and other automated processes throughout our organization. We believe these initiatives will further reduce costs and allow us to operate more efficiently during poor market conditions, as well as to ramp-up operations more quickly when market conditions improve. In particular, we believe these state-of-the-art improvements have reduced our overall reliance on personnel.

           - Manufacturing and financial systems -- We are implementing a state-of-the-art integrated financial and manufacturing software system that we believe will increase our control over our working capital levels and enhance manufacturing efficiencies. We have completed implementation of our general ledger modules and currently expect to begin implementing manufacturing and other financial modules during the first quarter of 2003.

           - Strict pricing guidelines -- We implemented strict pricing guidelines for our drill pipe sales personnel that increased our prices to reasonable levels based upon the higher quality and premium products we are now offering. We have maintained this pricing discipline during the current market downturn.

     - Expanding the depth of products and technological solutions we offer through strategic acquisitions -- We will continue to pursue prudent strategic acquisitions, such as the ReedHycalog acquisition, of businesses and product lines that we believe provide logical extensions to, and synergies with, our existing products and core competencies.

                             COMPETITIVE STRENGTHS

     Our many competitive strengths have contributed to our historical operating performance and should enable us to capitalize on future growth opportunities. These strengths include:

     - Market leadership and reputation for high quality products -- We are a market leader in most of the product lines in which we compete. Our reputation for product excellence and technological expertise attracts strategic industry partners and contributes significantly to the strength of our product marketing and distribution. We believe ReedHycalog's established market presence and reputation for the development of leading edge products will further enhance our already strong market positions.

     - Comprehensive product offering -- We believe we are the only worldwide provider of a complete line of drill stem products and one of the only North American providers of a complete line of engineered connections. Our extensive line of premium products provides our customers with a single source for planning and sourcing drill stem and premium connection products. We believe that our acquisition of ReedHycalog will enhance our ability to become an integral part of our customers' drilling planning process and purchasing decisions.

     - Technological leadership -- We have established a position of global technological leadership in our core product lines by developing innovative products that provide solutions to the drilling and production challenges of some of the world's harshest environments and most complex well conditions. We hold over 130 issued or pending patents for technologies that speed the drilling and completion process and reduce mechanical risk. We believe that ReedHycalog's drill bit technologies, including more than 200 issued or pending patents, and its physical drill bit testing and computer simulation technologies, will strengthen our ability to assist customers in drilling and completing oil and gas wells in the most challenging environments.

     - Low cost structure -- We are committed to having a low cost structure while providing high quality products by continually analyzing operating costs, reducing raw material costs and improving efficiency through automation, process refinement and consolidation of operations. We are focused on maintaining production capacity, assuring an orderly supply of raw materials and increasing quality assurance processes while reducing our fixed cost structure. Through acquisitions, strategic ventures and long-term supply contracts, we have positioned ourselves as the only fully integrated manufacturer and provider of drill pipe in the world.

     - Experienced management team -- Our senior management team has extensive experience within our specific businesses as well as with the successful integration of strategic acquisitions. Senior management has been with us or our predecessors, or in the oil and gas industry, on average for over twenty years.

                                USE OF PROCEEDS

     We will not receive any proceeds from any sale of shares of common stock by the Selling Stockholder.

                                  RISK FACTORS

     YOUR INVESTMENT IN THE COMMON STOCK WILL INVOLVE RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE ANY COMMON STOCK. In particular, you should read the sections entitled (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements and Exposures" included in our Annual Report on Form 10-K for the year ended December 31, 2001, and (ii) "Selected Portions of Management's Discussion and Analysis of Financial Condition And Results Of Operations" included in the Current Report on Form 8-K filed November 13, 2002, which describes in detail various risks associated with our business, including the following:

RISKS RELATING TO OUR BUSINESS

 A FURTHER DECLINE IN DOMESTIC AND WORLDWIDE OIL AND GAS DRILLING ACTIVITY WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our business is materially dependent on the level of oil and gas drilling activity in North America and worldwide, which in turn depends on the level of capital spending by major, independent and state-owned exploration and production companies. This capital spending is driven by current prices for oil and gas and the perceived stability and sustainability of those prices. Oil and gas prices have been subject to significant fluctuation in recent years in response to changes in the supply and demand for oil and gas, market uncertainty, world events, governmental actions, and a variety of additional factors that are beyond our control, including:

     - the level of North American and worldwide oil and gas exploration and production activity;

     - worldwide economic conditions, particularly economic conditions in North America;

     - oil and gas production costs;

     - the expected costs of developing new reserves;

     - national government political requirements and the policies of the Organization of Petroleum Exporting Countries (OPEC);

     - the price and availability of alternative fuels;

     - environmental regulation; and

     - tax policies.

     Decreased demand for our products results not only from periods of lower drilling activity, but also from the resulting build up of customer inventory of drill pipe associated with idle rigs, which can be used to some extent on active rigs in lieu of new purchases. The time period during which drill pipe inventory is used is a function of the number of rigs actively drilling and the expected level of drilling activity. A decrease in the number of rigs actively drilling results in a large amount of unused drill pipe on idle rigs and a decrease in demand for new drill pipe. In general, customers begin placing orders for new drill pipe when expected rig utilization over the next two quarters approaches the number of rigs for which customers have available drill pipe.

  AN ECONOMIC DOWNTURN COULD ADVERSELY AFFECT DEMAND FOR OUR PRODUCTS AND SERVICES AND OUR RESULTS OF OPERATIONS.

     The U.S. and worldwide economies slowed during 2001, in particular following the September 11th terrorist attacks. The decline in the U.S. economy has resulted in a softening in projected natural gas drilling activity. If expected economic improvement in the U.S. does not occur or international markets decline unexpectedly, our results of operations and financial condition could be materially adversely affected.

  INCREASES IN THE PRICES OF OUR RAW MATERIALS COULD AFFECT OUR RESULTS OF OPERATIONS.

     We use large amounts of steel tubulars and bars in the manufacture of our products. The price of these raw materials has a significant impact on our cost of producing products. If we are unable to pass future raw material price increases on to our customers, our margins and results of operations could be adversely affected.

  DUE TO INTENSE COMPETITION IN OUR INDUSTRY, OUR REVENUES MAY DECLINE IF WE DO NOT DEVELOP, PRODUCE AND COMMERCIALIZE NEW COMPETITIVE TECHNOLOGIES AND PRODUCTS OR IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR CURRENT AND FUTURE INTELLECTUAL PROPERTY RIGHTS RELATING TO OUR TECHNOLOGIES AND PRODUCTS.

     The markets for our premium products and services are characterized by continual developments. Substantial improvements in the scope and quality of product function and performance can occur over a short period of time. In order to remain competitive, we must be able to develop commercially competitive products in a timely manner in response to changes in technology. Our ability to develop new products and maintain competitive advantages depends on our ability to design and commercially market products that meet the needs of our customers, including delivery schedules and product specifications.

     Additionally, the time and expense invested in product development may not result in commercially feasible applications that provide revenues. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

     Many of our products and the processes we use to manufacture them have been granted U.S. and international patent protection, or have patent applications pending. Nevertheless, patents may not be granted from our applications and, if patents are issued, the claims allowed may not be sufficient to protect our technology. If our patents are not enforceable or if any of our products infringe patents held by others, our financial results may be adversely affected. Our competitors may be able to independently develop technology that is similar to ours without infringing on our patents, which is especially true internationally where the protection of intellectual property rights may not be as effective. In addition, obtaining and maintaining intellectual property protection internationally may be significantly more expensive than doing so domestically. We may have to spend substantial time and money defending our patents and after our patents expire, our competitors will not be legally constrained from developing products substantially similar to ours.

  OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION ARE DEPENDENT UPON OUR ABILITY TO SUCCESSFULLY INCREASE AND DECREASE, WITHOUT MATERIAL DISRUPTION, OUR MANUFACTURING CAPACITY AND EXPENSE IN RESPONSE TO CHANGES IN DEMAND AND TO MAINTAIN PRICES FOR OUR DRILL STEM PRODUCTS, WHICH CAN BE ADVERSELY AFFECTED BY CHANGES IN INDUSTRY CONDITIONS AND COMPETITIVE FORCES.

     Beginning in 2001, we took steps to increase our capacity and reduce costs in all of our manufacturing operations. Our manufacturing goal is to be able to produce between 1.5 million and 2.5 million feet of drill pipe a quarter, not including China, with little operational change or disruption. We also intend to increase our production to 3.0 million feet a quarter, not including China, without significant operational disruptions and process inefficiencies. We will need to increase our production during peak periods with minimal operational disruption and inefficiency in order to meet the increased demand. If there are any material disruptions or excess costs associated with the manufacturing changes and our ability to alter production with minimal disruption, our results of operations during ramp-up and peak demand periods could be materially adversely affected.

     Beginning in 2001, we initiated substantial price increases for our drill stem products, which began benefiting revenues and operating profit during the third quarter of 2001. Our ability to maintain these price increases is subject to various risks, including adverse changes in industry conditions, as well as unexpected actions by our competitors. We believe our current prices are generally at satisfactory levels given the increased quality and premium nature of our products; but if market conditions or other factors cause us to decrease prices, our results could be materially adversely affected.

  OUR INTERNATIONAL OPERATIONS MAY EXPERIENCE SEVERE INTERRUPTIONS DUE TO POLITICAL, ECONOMIC OR OTHER RISKS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     During the third quarter of 2002, we derived approximately 26% of our total revenues from our facilities outside the U.S. In addition, a large part of sales from our domestic locations were for use in foreign countries. We expect this percentage to increase substantially, and our recent acquisition of ReedHycalog will further increase our international exposure. In the nine months ended September 30, 2002, approximately 69% of ReedHycalog's revenues were derived outside the U.S. In addition, many of our key manufacturing operations are outside of the U.S. Our operations in certain international locations, including Mexico, Austria, Italy, China, Indonesia, United Kingdom, and Singapore, are subject to various political and economic conditions existing in those countries that could disrupt operations. These risks include:

     - changes in foreign tax laws;

     - changes in regulations and labor practices;

     - currency fluctuations and devaluations;

     - currency restrictions and limitations on repatriation of profits; and

     - political instability or military conflict.

     Our foreign operations may suffer disruptions, and we may incur losses that will not be covered by insurance. We have not historically carried political risk insurance. In particular, terrorist attacks and other threats to U.S. national security and resulting U.S. military activity throughout the world increases the possibility that our operations could be interrupted or adversely affected. Such disruption could result in our inability to ship products in a timely and cost-effective manner or our inability to place contractors and employees in various countries or regions.

     Any material currency fluctuations or devaluations or political events that disrupt oil and gas exploration and production or the movement of funds and assets could materially adversely affect our results of operations and financial position.

     We have entered into an agreement with Voest-Alpine, an entity of which we own 50.01%, to purchase 60,000 metric tons of "green" tubulars per year through September 2003. Our future results could be adversely affected if we are unable to use or resell these tubulars. In addition, we have agreed to be responsible for paying any "anti-dumping" duties in the U.S. on the resale of these tubulars, which could affect our ability to resell the tubulars in the U.S. Further, our long-term supply contract with Voest-Alpine is denominated in euros. We have no significant offset for revenues in euros and we have not hedged for currency risk with respect to this contract. In addition, our manufacturing of tool joints in Italy has benefited from a weak euro against the U.S. dollar until recently. Thus, a material long-term strengthening of the euro versus the U.S. dollar could materially adversely affect our results of operations.

 IF WE ARE UNABLE TO ADEQUATELY RENEW OR REPLACE OUR SUPPLY CONTRACT WITH VOEST-ALPINE AND OUR PROCESSING AGREEMENT WITH U.S. STEEL, OUR RESULTS OF OPERATIONS AND FINANCIAL RESULTS WOULD BE ADVERSELY AFFECTED.

     Our four year supply contract with Voest-Alpine, under which we have agreed to purchase a minimum of 60,000 metric tons of tubulars per year, expires in September 2003. The volume requirements represent approximately one-half of our normal worldwide requirements for this type of tubulars during normalized market conditions. If we are unable to successfully renew or replace this supply contract on terms reasonably acceptable to us, our results of operations would be adversely affected.

     Similarly, we have entered into a contract with U.S. Steel to provide processing services for virtually all of its large diameter casing products. This contract expires on December 31, 2003 and we do not expect that it will be renewed. During 2002, this contract contributed approximately $10 million in revenues and earnings per share of approximately $0.02. If we are unable to adequately replace this business with comparable quantities and sales margins, our results of operations and financial results could be adversely affected.

 IN CONNECTION WITH OUR BUSINESS OPERATIONS AND THE REEDHYCALOG ACQUISITION, WE COULD BE SUBJECT TO SUBSTANTIAL LIABILITY CLAIMS THAT ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We have assumed a substantial portion of ReedHycalog's obligations, responsibilities, liabilities, costs and expenses arising out of or incurred in connection with its business. Our products, as well as ReedHycalog's drill bits and related technologies, are complex, and the failure of this equipment to operate properly or to meet specifications may greatly increase our customers' costs of drilling a well. In addition, many of these products are used in hazardous drilling and production applications where an accident or product failure can cause personal injury or loss of life; damage to property, equipment or the environment; regulatory investigations and penalties; and the suspension of the end-user's operations. If our products or services fail to meet specifications or are involved in accidents or failures, we could face warranty, contract or other litigation claims for which we may be held responsible and our reputation for providing quality products may suffer.

     Our insurance may not be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur or be responsible for under the ReedHycalog purchase agreement. Moreover, in the future we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate or at premiums that are reasonable for us, particularly in the recent environment of significant insurance premium increases. Further, any claims made under our policies will likely cause our premiums to increase. Any future damages deemed to be caused by our products or services, including those of ReedHycalog, that are assessed against us and that are not covered by insurance, or that are in excess of policy limits or subject to substantial deductibles, could have a material adverse effect on our results of operations and financial condition.

 WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS THAT EXPOSE US TO POTENTIAL FINANCIAL LIABILITY.

     Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage, and disposal of hazardous materials and the remediation of contaminated sites. Compliance with these environmental laws is a major consideration in the manufacturing of our products. Because we use and generate hazardous substances and wastes in our manufacturing operations, we may be subject to material financial liability for any investigation and clean-up of such hazardous materials, and any related personal injury damages or toxic tort claims. We have not historically carried insurance for such matters.

     In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we also may be subject to financial liabilities relating to the investigation and remediation of hazardous materials resulting from the action of previous owners or operators of industrial facilities on those sites. Liability in many instances may be imposed on us regardless of the legality of the original actions relating to the hazardous or toxic substances or whether or not we knew of, or were responsible for, the presence of those substances. Liabilities we have assumed in connection with the ReedHycalog acquisition include, subject to certain exceptions, certain obligations, liabilities, costs and expenses for violations of health, safety and environmental laws relating to the assets and include certain unknown, as well as known, obligations, liabilities, costs and expenses arising or incurred prior to, on or after the closing date. Furthermore, with certain exceptions, we may be required to indemnify Schlumberger against losses incurred in connection with or related to these assumed liabilities.

     We are also subject to various federal, state, local and foreign laws and regulations relating to safety and health conditions in our manufacturing facilities. Those laws and regulations may subject us to material financial penalties or liabilities for any noncompliance, as well as potential business disruption if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any violation of those laws and regulations. Any such financial liability or business disruption could have a material adverse effect on our financial condition and results of operations.

 WE ARE UNFAMILIAR WITH THE DRILL BITS BUSINESS AND MAY FACE UNEXPECTED DIFFICULTIES IN OPERATING THE BUSINESS OR MAY NOT ACHIEVE THE EXPECTED BENEFITS OF THE REEDHYCALOG ACQUISITION.

     Prior to the ReedHycalog acquisition, we did not own or operate drill bits businesses. The ReedHycalog acquisition has resulted in a new drill bits product line for us. Our overall management team has limited experience in drill bits development, manufacturing and distribution operations, so we may face regulatory and operational matters with which we are unfamiliar. In addition, we may be operating in unfamiliar markets and be less able to respond to changes in markets than our more experienced competitors. Therefore, until the ReedHycalog assets, product lines and operations have been transitioned into our operations, it is difficult to predict accurately the effects of the ReedHycalog acquisition. Furthermore, synergies and other benefits we expect to result from the acquisition of ReedHycalog may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. In addition, whether we will actually realize anticipated benefits depends on future events and circumstances beyond our control, such as economic conditions in general or in the oil and gas industry in particular, and the other risk factors discussed elsewhere in this prospectus.

 WE MAY NOT HAVE THE SAME COMPETITIVE ADVANTAGES IN THE DRILL BITS BUSINESS AS WE ENJOY IN THE COMPETITIVE ENVIRONMENT FOR THE MANUFACTURE, SUPPLY AND PROVISION OF OILFIELD DRILL PIPE AND OTHER DRILL STEM PRODUCTS AND PREMIUM CONNECTIONS AND TUBULAR PRODUCTS.

     We hold a leading market position and have greater resources than many of our competitors in the business of manufacturing, supply and providing oilfield drill pipe and other drill stem products and premium connections and tubular products. The competitive environment for the drill bits business differs greatly, with Smith International, Baker Hughes, ReedHycalog and Halliburton being the largest competitors. Each of Smith International, Baker Hughes and Halliburton has greater marketing, financial and technical resources than we do and could use those resources to affect our ability to compete, thereby reducing the sales, profits and benefits we expect to receive from the ReedHycalog acquisition.

 ASSIMILATING REEDHYCALOG INTO OUR CORPORATE STRUCTURE MAY STRAIN OUR RESOURCES AND MAY PROVE TO BE DIFFICULT.

     The ReedHycalog acquisition was significantly larger than any of our previous acquisitions. The significant expansion of our business and operations, both in terms of geography and magnitude, resulting from the acquisition of ReedHycalog may strain our administrative, operational and financial resources. In addition, the ReedHycalog acquisition included the drill bit assets, but did not include all of the corporate infrastructure necessary to operate such business. The creation of corporate and administrative infrastructure for ReedHycalog and the assimilation of ReedHycalog into our company will require substantial time, effort, attention and dedication of management resources and may detract our management in unpredictable ways from our traditional business. The transition process could create a number of potential challenges and adverse consequences for us, including the possible unexpected loss of key employees, customers or suppliers, a possible loss of revenues or an increase in operating or other costs. These types of challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize any of the anticipated benefits of ReedHycalog.

     As part of our business strategy, we intend to pursue other strategic acquisitions and we may face similar challenges regarding such acquisitions.

 THE LOSS OF CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our success depends, in part, on the efforts of our senior management and other key employees. These individuals possess sales and marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our results of operations may be adversely affected. Moreover, the market for qualified individuals may be highly competitive, and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

 OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY ACTIONS UNDER U.S. TRADE LAWS.

     Although we are a U.S.-based manufacturing company, we do own and operate international manufacturing operations that support our U.S.-based business. If actions under U.S. trade laws were instituted that limited our access to these products, our ability to meet our customer specifications and delivery requirements would be reduced. Any adverse effects on our ability to import products from our foreign subsidiaries could have a material adverse effect on our results of operations.

     Additionally, foreign producers of tubular goods have been found to have sold their products, which may include premium connections, for export to the U.S. at prices that are lower than the cost of production or their prices in their home market or a major third-country market. Anti-dumping orders restricting the manner and price at which tubular goods from certain countries can be imported are currently in effect. If such orders are revoked or changed, we could be exposed to increased competition from imports that could reduce our sales and market share. Furthermore, tubulars produced by domestic steel mills and threaded by us in the U.S. may not be able to economically compete with tubulars manufactured and threaded at steel mills outside of the U.S., and we could be forced to lower our prices to uneconomical levels in order to compete.

 WE HAVE A SIGNIFICANT AMOUNT OF DEBT, WHICH COULD PREVENT US FROM FULFILLING OUR DEBT OBLIGATIONS, LIMIT OUR FLEXIBILITY IN OPERATING OUR BUSINESS OR LIMIT OUR ACCESS TO FUNDS WE MAY NEED IN ORDER TO GROW OUR BUSINESS.

     On a pro forma basis, adjusted for the acquisition of ReedHycalog and related financings (including the issuance of our 9% Senior Notes due 2009 and borrowings under our new senior credit facility), we would have had approximately $481 million of indebtedness outstanding at September 30, 2002. In addition, we may be permitted under our new senior credit facility and our indentures to incur additional debt, subject to certain limitations. Our high degree of leverage may have important consequences, including the following:

     - we may have difficulty satisfying our debt obligations and, if we fail to comply with the requirements of the indebtedness, an event of default could result;

     - we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

     - we may be limited in our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

     - we may be limited in our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - we may be more vulnerable to the impact of economic downturns and adverse developments in our business; and

     - we may be placed at a competitive disadvantage against other less leveraged competitors.

     The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations and prospects.

 OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE THE BUSINESS.

     Our indentures and our new senior credit facility restrict us from taking various actions such as incurring additional indebtedness under certain circumstances, paying dividends, repurchasing junior indebtedness, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, our new senior credit facility limits our capital expenditures and, under certain circumstances, requires us to maintain certain financial ratios and satisfy certain financial condition tests and may require us to take action to reduce our debt or take some other action in order to comply with them. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the credit facilities and the indentures. A breach of any of these provisions will likely result in a default under our indentures and under our credit facilities that would allow the lenders to declare indebtedness immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure indebtedness.

 OUR FORMER USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS MAY POSE RISK TO US AND WILL LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

     Arthur Andersen LLP, independent accountants, were engaged as the principal accountants to audit our financial statements until we dismissed them on April 26, 2001 and engaged Ernst & Young LLP. In June 2002, Arthur Andersen was convicted on a federal obstruction of justice charge. Some investors, including institutional investors, may choose not to invest in or hold securities of a company whose prior financial statements were audited by Arthur Andersen, which may serve to, among other things, suppress the price of our securities. In addition, SEC rules require us to present our audited financial statements in various SEC filings, along with Arthur Andersen's consent to our inclusion of its audit report in those filings. The SEC has provided temporary regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. Notwithstanding the SEC's temporary regulatory relief, the inability of Arthur Andersen to provide its consent or to provide assurance services to us with regard to future SEC filings could negatively affect our ability to, among other things, access capital markets. Any delay or inability to access capital markets as a result of this situation could have a material adverse impact on our business.

     We cannot assure you that we will be able to continue to rely on the temporary relief granted by the SEC. If the SEC no longer accepts financial statements audited by Arthur Andersen, this may affect our ability to access the public capital markets in the future unless our current independent auditors or another independent accounting firm is able to audit the financial statements originally audited by Arthur Andersen. Any delay or inability to access the capital markets may have an adverse impact on our business. After reasonable efforts, we have not been able to obtain Arthur Andersen's consent to the inclusion in this prospectus of its audit report dated March 19, 2001 for fiscal years ended December 31, 1999 and 2000. Accordingly, investors will not be able to sue Arthur Andersen under Section 11 of the Securities Act for material misstatements or omissions, if any, in this prospectus or the related registration statement including the financial statements covered by their previously issued reports. Moreover, Arthur Andersen has ceased operations. Should it declare bankruptcy or avail itself of other forms of protection from creditors, it is unlikely you would be able to recover damages from Arthur Andersen for any claim against them. In addition, any recovery they may have from Arthur Andersen related to any claims that they may assert related to the financial statements audited by Arthur Andersen may be limited as a result of the lack of Arthur Andersen's consent as well as by the financial circumstances of Arthur Andersen.

                          DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 300 million shares of our common stock, par value $.01 per share and 10 million shares of our preferred stock, par value $.01 per share, of which, approximately 121 million shares of our common stock are issued and outstanding as of the date of this filing. No shares of our preferred stock are issued or outstanding (unless indicated otherwise in a prospectus supplement). All of the shares of our common stock issued and outstanding have been validly issued and are fully paid and nonassessable.

COMMON STOCK

  VOTING RIGHTS

     Holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders. Our common stock will possess all voting power of Grant Prideco, except as otherwise required by law or provided in any resolution adopted by our board designating any series of our preferred stock. The shares of our common stock will not have cumulative voting rights.

     Although the holders of our common stock are generally entitled to vote for the approval of amendments to our certificate of incorporation, the voting rights of the holders of our common stock are limited with respect to certain amendments to our certificate of incorporation that affect only the holders of our preferred stock. Specifically, subject to the rights of any outstanding shares of any series of our preferred stock, our certificate of incorporation may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of our preferred stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of our preferred stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the board of directors with respect to the establishment of any new series of shares of our preferred stock pursuant to the authority vested in the board of directors as to such matters.

  DIVIDEND RIGHTS

     Subject to any preferential or other rights of any outstanding series of our preferred stock that our board of directors may designate, and subject to contractual restrictions contained in our debt agreements, holders of our common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds legally available therefor.

  LIQUIDATION RIGHTS AND OTHER PROVISIONS

     Subject to the prior rights of creditors and the holders of any of our preferred stock that may be outstanding from time to time, the holders of our common stock are entitled in any liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

     Our common stock is not liable for any calls or assessments and is not convertible into any other securities. Our certificate of incorporation provides that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to our common stock.

  TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent of our common stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue from time to time up to 10,000,000 shares of preferred stock and to fix and determine voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series of preferred stock, including, without limitation, any voting rights, any dividends payable and any right of the shares of that series to convert into or be exchanged for other securities of ours (provided, however, that any securities issuable upon conversion or exchange of preferred stock will be subject to registration under the securities Act or an applicable exemption therefrom). Our board of directors without stockholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could adversely affect the voting power (if any) and other rights of other series of the preferred stock or of the Common Stock.

NO PREEMPTIVE RIGHTS

     No holder of any of our stock of any class authorized at the distribution date will have any preemptive right to subscribe to any of our securities of any kind or class.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

NOMINATION OF DIRECTORS

     Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors.

     This nomination procedure requires that a stockholder give advance written notice, in proper form, of a planned nomination for the board of directors to the Secretary of Grant Prideco. The requirements as to the form and timing of that notice, which are specified in our bylaws, are not inconsistent with the requirements of the Securities Exchange Act of 1934 for a stockholder proposal. If a person is not nominated in accordance with this nomination procedure, that person will not be eligible for election as a director.

     Although our bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors, our bylaws may have the effect of precluding a nomination for the election of directors at a particular meeting if the proper procedures are not followed and may discourage a third party from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of us even if that solicitation or attempt might be beneficial to us and our stockholders.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDER

     The shares are held by Schlumberger Technology Corporation (the "Selling Stockholder"). The Selling Stockholder acquired the shares in connection with our acquisition of Schlumberger's ReedHycalog drill bits business and owned none of our shares of stock prior to the acquisition. The Selling Stockholder's affiliates do not currently hold, nor have they held in the past three years, an officer or director position with Grant Prideco or any of its affiliates. As used in this prospectus, the term "Selling Stockholder" may, to the extent permitted by applicable securities laws, also include persons who obtain the shares of our common stock from the Selling Stockholder in a private transaction, in a distribution or pursuant to a pledge, including other subsidiaries of Schlumberger Limited, the parent of the Selling Stockholder.

     Pursuant to the terms of the purchase agreement relating to the acquisition of ReedHycalog , we will pay all expenses of registering the shares under the Securities Act of 1933, including all registration and filing fees, printing expenses and the fees and disbursements of our counsel and accountants. The Selling Stockholder shall pay all underwriting discounts and commissions and transfer taxes, if any relating to the sale of the shares. The agreement also provides that we will indemnify the Selling Stockholder (or any underwriter or financial advisor for the Selling Stockholder) against certain civil liabilities or will contribute to payments the Selling Stockholder (or any such underwriter or financial advisor) may be required to make in respect thereof.

     The Selling Stockholder has advised us that it may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

     - through the New York Stock Exchange or any other securities exchange that quotes our common stock;

     - in the over-the-counter market;

     - in transactions other than on such exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);

     - in at-the-market offerings, within the meaning of Rule 415(a)(4) under the Securities Act;

     - in short sales of the shares in transactions to cover short sales or otherwise in connection with short sales;

     - by pledge to secure debts and other obligations or on foreclosure of a pledge;

     - through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the shares; or

     - in a combination of any of the above transactions.

     The Selling Stockholder also has advised us that the hedging transactions that may be entered into by the Selling Stockholder from time to time may include, among others, one or more of the following transactions, in which the Selling Stockholder may:

     - enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the shares under this prospectus, in which case such broker-dealer or other person may use the shares of common stock received from the Selling Stockholder to close out its short positions;

     - sell common stock short itself and redeliver the shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

     - enter into option or other types of transactions that require the Selling Stockholder to deliver the shares of common stock to a broker-dealer or any other person, who will then resell or transfer the shares under this prospectus; or

     - loan or pledge the shares of common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

     The Selling Stockholder has advised us that it may use broker-dealers or other persons to sell the shares in transactions that may include, among others, one or more of the following:

     - a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

     - an underwritten offering;

     - purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     Broker-dealers or other persons may receive discounts or commissions from the Selling Stockholder, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. The Selling Stockholder and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profit on the sale of shares by it and any fees and commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions. Broker-dealers or other persons engaged by the Selling Stockholder may allow other broker-dealers or other persons to participate in resales. The Selling Stockholder may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. A distribution of the shares by the Selling Stockholder may also be effected through the issuance by the Selling Stockholder or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

     The Selling Stockholder has advised us that it may sell the shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and that the transactions listed above may include cross or block transactions.

     At the time a particular offering of the shares is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the name of the Selling Stockholder, the number of the shares of common stock being offered and the terms of the offering, including the purchase price or public offering price, the names of any underwriters, broker-dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the Selling Stockholder, any discounts, commissions or other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed, reallowed or paid to dealers.

     Instead of selling the shares of common stock under this prospectus, the Selling Stockholder has advised us that it may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act of 1933, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act.

     We have informed the Selling Stockholder that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales of the shares of common stock.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock will be passed upon for us by Philip Choyce, our Vice President and General Counsel. Mr. Choyce owns options to purchase 244,707 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements of Grant Prideco, Inc. appearing in Grant Prideco, Inc's. Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated in this prospectus and registration statement by reference, such consolidated financial statements are incorporated in this prospectus and registration statement by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated and combined financial statements of Grant Prideco, Inc. as of December 31, 2000 and for the two years in the period ended December 31, 2000 incorporated by reference into this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report thereon incorporated by reference herein. After reasonable efforts, we have not been able to obtain Arthur Andersen's consent to the inclusion in this prospectus and registration statement of its audit report dated March 19, 2001. Accordingly, investors will not be able to sue Arthur Andersen and any recovery they may have from Arthur Andersen related to any claims that they may assert related to the financial statements audited by Arthur Andersen may be limited as a result of the lack of Arthur Andersen's consent.

     The combined financial statements of the Drill Bits Business of Schlumberger Limited as of December 31, 2001, 2000 and 1999 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus and registration statement by reference to Grant Prideco, Inc.'s Form 8-K/A dated January 21, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER THE CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                             ----------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.............  S-1
The Offering..............................  S-1
Use of Proceeds...........................  S-1
Price Range of Our Common Stock...........  S-2
Dividend Policy...........................  S-2
Selling Stockholder.......................  S-2
Underwriting..............................  S-3
Legal Matters.............................  S-4


                                            PAGE
                                            ----
                   PROSPECTUS

Where You Can Find More Information.......    i
Forward-Looking Statements................   ii
Incorporation of Certain Documents by
  Reference...............................   ii
Summary...................................    1
Use of Proceeds...........................    4
Risk Factors..............................    5
Description of Common Stock...............   12
  Common Stock............................   12
    Voting Rights.........................   12
    Dividend Rights.......................   12
    Liquidation Rights and Other
      Provisions..........................   12
    Transfer Agent And Registrar..........   12
  Preferred Stock.........................   12
  No Preemptive Rights....................   13
  Business Combinations with Interested
    Stockholders..........................   13
  Nomination Of Directors.................   13
Plan of Distribution and Selling
  Stockholder.............................   14
Legal Matters.............................   16
Experts...................................   16

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                9,731,834 SHARES

                               GRANTPRIDECO, INC.
                                  Common Stock
                             ----------------------

                              (GRANT PRIDECO LOGO)
                             ----------------------
                              GOLDMAN, SACHS & CO.
             ------------------------------------------------------
             ------------------------------------------------------